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InfoSearch Media, Inc. 4086 Del Rey Ave Marina Del Rey, CA 90292

June 11, 2006

David Warthen
7440 Woodrow Wilson
Los Angeles, California 90046

Dear David:

InfoSearch Media, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Vice President and Chief Technology Officer and you will report to the Company's Chief Executive Officer. This is a full-time position based in the Company’s Marina Del Rey Office. By signing this letter agreement, you confirm to the Company that you have no other contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation; Equity Compensation. Your annual salary shall be One Hundred Eighty Thousand Dollars ($180,000.00) in aggregate per year or pro rata thereof in the event you are employed for less than a year. At the discretion of the Officers of the Company, your salary will be paid in the form of cash or equity. If in equity (in lieu of cash compensation for your employment) you will be compensated with an equivalent amount of restricted shares of the Company’s Common Stock (as currently constituted), pursuant to a grant subject to approval by the Company’s Board of Directors, which shall vest quarterly or pro rata for any shorter period, for so long as you continue to be employed with Company. The number of shares granted will be equal to $180,000 divided by the fair market value per share on the date of the grant. The Equity Compensation referred to in this Section 2, is subject to the approval of Company’s Board of Directors and the terms of the Company’s standard Stock Purchase Agreement.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, according to the terms of each plan. In addition you will be entitled to Paid Time Off “PTO” commensurate with other executives at your level and in accordance with the Company’s PTO policy, as in effect from time to time. It is agreed you will have a leave without pay during the first three (3) weeks of August.

4. Stock Options. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 400,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the Date of Grant. The options will be subject to the terms and conditions applicable to options granted under the MAC Worldwide, Inc. (predecessor to the Company) 2004 Stock Option Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. Your options will vest in equal monthly installments over thirty-six (36) months of service, as described in the applicable Stock Option Agreement.

5. Proprietary Information and Inventions Agreement, Non-competition. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

As additional protection for the Company’s intellectual property, you agree that during the period which you are employed by the Company you will be precluded from rendering services or engaging in business with any person or business entity whose products or services might reasonably be considered competitive to the Company.

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning, that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. In the event that the Company is obligated to pay withholding taxes on your behalf that would normally be the responsibility of the employee, you agree to repay the Company such taxes within thirty (30) days of their being paid by the Company or, alternatively, such tax obligation will be deducted from the next quarterly payment or vesting of shares.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles, California in connection with any Dispute or any claim related to any Dispute.

Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Los Angeles, California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 10 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on July 1, 2006. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

INFOSEARCH MEDIA, INC.

By: George Lichter
Title: Chief Executive Officer

I have read and accept this employment offer:

______________________________________
                     Signature of David Warthen

Dated: ______________________________________

Attachment

Exhibit A: Proprietary Information and Inventions Agreement